FOR IMMEDIATE RELEASE

Contact:          Kim Welch
                  Investor Relations Manager
                  (817) 882-7009

                                AMERICREDIT CORP.
                             COMPLETES $125 MILLION
                     PRIVATE SENIOR UNSECURED DEBT OFFERING

FORT WORTH, TEXAS February 5, 1997 -- AMERICREDIT CORP. (NYSE: ACF) announced today that it has completed the private issuance of $125 million of 9 1/4% Senior Notes due 2004 to certain qualified institutional buyers. The Notes, which are unsecured, were priced at 99.745% to yield 9.30%. The proceeds will be used to fund the Company's growth, including increasing the amount of automobile and other loans the Company can purchase and hold for pooling and sale in the asset-backed securities market.

The Notes sold by AmeriCredit in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

AmeriCredit  is  a  consumer   finance   company   specializing  in  purchasing,
securitizing and servicing automobile sales finance contracts and purchasing and selling home equity loans.

CORPDAL:61303.1 14394-00070